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                                                                 Exhibit 10.2


                          UNITED STATES DISTRICT COURT
                            DISTRICT OF MASSACHUSETTS

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IN RE ANIKA THERAPEUTICS, INC.                    CIVIL ACTION NO. 00-11127-WGY
SECURITIES LITIGATION                             (All Actions)
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                    STIPULATION AND AGREEMENT OF COMPROMISE,
                             SETTLEMENT AND RELEASE

         Plaintiffs in the above-captioned matters, on behalf of themselves, the Class and all Class Members (as defined below); and defendant Anika Therapeutics, Inc. ("Anika") and individual defendants J. Melville Engle and Sean Moran ("Individual Defendants"), by and through their attorneys, hereby enter into this Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation"), as of May 25, 2001, subject to the approval of the Court pursuant to Rule 23 of the Federal Rules of Civil Procedure and the Private Securities Litigation Reform Act of 1995. For purposes of this Stipulation, Anika and the Individual Defendants shall be collectively referred to as "Defendants."

         WHEREAS:

         1. Wherever used in this Stipulation, the following terms have the meanings set forth below:

             a. "Action" means the above-captioned consolidated action pending in the United States District Court for the District of Massachusetts.

             b. "Authorized Claimant" means a Claimant who submits a Proof of Claim in accordance with the criteria in paragraph 12, and whose Proof of Claim is not rejected.

             c. "Claimant" means a Class Member who submits a Proof of Claim to the Claims Administrator.

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             d. "Claims Administrator" means the firm of Strategic Claims
Services, Inc., the claims administrator selected by Plaintiffs' Lead Counsel to assist in the administration of the Settlement.

             e. "Class" means, for purposes of this Settlement only, a plaintiff class pursuant to Rule 23 of the Federal Rules of Civil Procedure, comprising all Persons who purchased or otherwise acquired Anika common stock during the period beginning and including April 15, 1998 through and including May 30, 2000, together with the successors in interest and transferees, immediate and remote, of each of them. Excluded from the Class are the Defendants, the officers and directors of Anika during the Class Period, members of their immediate families (i.e., spouses, parents, siblings and children), any Person in which any Defendant has a controlling interest, and the legal representatives, heirs, successors in interest, and/or assigns of any such excluded party. Also excluded from the Class are any Persons who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

             f. "Class Member" means any Person included in the Class.

             g. "Class Period" means the period beginning and including April 15, 1998 through and including May 30, 2000.

             h. "Complaint" means the Consolidated Amended Class Action Complaint filed in this Court on or about October 30, 2000.

             i. "Court" means the United States District Court for the District of Massachusetts.

             j. "Defendants' Counsel" means the law firm of Goodwin Procter LLP.


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             k. "Effective Date of Settlement" or "Effective Date" means the date upon which the Settlement contemplated by this Stipulation shall become effective, as set forth in paragraph 21 below.

             l. "Final Judgment" means an Order And Final Judgment to be entered by the Court substantially in the form attached hereto as Exhibit B.

             m. "Lead Plaintiffs" means David West and Vivian West.

             n. "Notice" means the Notice of Pendency of Class Action, Proposed Settlement Thereof, Settlement Hearing and Right to Share in the Settlement Fund, which is to be sent to Class Members substantially in the form attached hereto as Exhibit 1 to Exhibit A.

             o. "Notice and Administration Costs" means the notice and administrative costs described in paragraph 6 below.

             p. "Person" means an individual, corporation, general or limited partnership, joint stock company, joint venture, limited liability company, estate, legal representative, trust, unincorporated association, and any other business or legal entity and its heirs, successors, or assigns.

             q. "Plaintiffs' Lead Counsel" means the law firm of Berman, DeValerio & Pease LLP.

             r. "Plan of Allocation" means the Plan of Allocation prepared by Plaintiffs' Lead Counsel or such other Plan of Allocation as may be approved by the Court.

             s. "Preliminary Approval Order" means an Order of Preliminary Approval in Connection with Settlement Procedures to be entered by the Court substantially in the form attached hereto as Exhibit A.


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             t. "Proof of Claim" means the Proof of Claim and Release in the form attached hereto as Exhibit 3 to Exhibit A.

             u. "Publication Notice" means the Publication Notice of Pendency of Class Action, Proposed Settlement and Settlement Hearing in the form attached as
Exhibit 2 to Exhibit A.

             v. "Released Parties" means any and all of the Defendants and their past or present subsidiaries, parents, predecessors, officers, directors, shareholders, agents, employees, attorneys, advisers, investment advisers, financial advisers, underwriters, auditors, accountants, insurers, lenders, investment bankers, affiliates, associates, general and limited partners and partnerships, family members, legal representatives, heirs, executors, administrators, successors in interest or assigns, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants.

             w. "Settled Claims" means any and all actions, suits, claims, demands, rights, liabilities and causes of action, of every nature and description whatsoever, whether known or unknown, accrued or unaccrued, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including without limitation Unknown Claims as herein defined, whether or not concealed or hidden, that were asserted or that could have been asserted or could be asserted in any forum, whether brought directly, indirectly or derivatively (including but not limited to claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty, fraud, breach of fiduciary duty, or violations of any statutes, rules, duties or regulations), that the Lead Plaintiffs, the Class, the Class Members or any of them, or any of their heirs, executors, administrators, representatives, attorneys, successors, assigns, agents,


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affiliates and partners, and any Persons they represent, in the past had, now have, or might in the future have against the Released Parties or any of them, which regard, concern, relate to, refer to, arise out of, or are based upon, in any way: (a) the allegations, transactions, facts, matters, occurrences, representations, omissions, disclosures, statements, failure to disclose or failure to act involved, set forth, referred to or that were, could be, or could have been asserted in the Action, whether known or unknown, including without limitation Unknown Claims as herein defined, and whether or not concealed or hidden; (b) the purchase or acquisition of shares of Anika stock during the Class Period; (c) the Defendants' defense of or settlement of the Action; and
(d) the administration of the settlement or the distribution of funds from the Settlement Fund. Provided, however, that the definition of Settled Claims shall not in any way impair or restrict the rights of the settling parties to enforce the settlement set forth in this Stipulation. As used herein, "Unknown Claims" shall mean any and all actions, suits, claims, demands, rights, liabilities and causes of action that the Lead Plaintiffs, the Class, or any of the Class Members do not know of or suspect to exist in their favor at the time of the release of the Released Parties, including but not limited to those that, if known by them, might have affected their agreement to the Settlement. With respect to Unknown Claims, the Lead Plaintiffs, the Class, and each of the Class Members hereby expressly waive and relinquish, to the fullest extent permitted by law, the benefits of Section 1542 of the California Civil Code, which states:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;

and any and all provisions, rights, and benefits of any similar state or federal or other law.

             x. "Settlement" means the settlement contemplated by this Stipulation.


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             y. "Settlement Fund" means the $1,250,000 payment to be made by
Defendants within ten (10) business days after the Court executes the Preliminary Approval Order, together with all interest accrued and paid therein.

             z. "Settlement Hearing" means the final settlement hearing, required by the Court, to determine, among other things, the fairness, reasonableness, and adequacy of the Settlement.

             aa. "Stipulation" means this Stipulation and Agreement of Compromise, Settlement and Release.

         2. The first of the putative class action complaints filed against the Defendants and consolidated in this Action was filed in this Court on or about June 8, 2000, and captioned CASAZZA, ET AL. V. ANIKA THERAPEUTICS, INC., J. MELVILLE ENGLE AND SEAN MORAN, Civil Action No. 00-11127-WGY.

         3. Thereafter, additional complaints were filed against the Defendants, also in this Court, and consolidated in this action. The second, filed on or about June 26, 2000, was captioned NEMETH-COSLETT, ET AL. V. ANIKA THERAPEUTICS, INC., J. MELVILLE ENGLE AND SEAN MORAN, Civil Action No. 00-11257-WGY. The third, filed on or about August 2, 2000, was captioned ROCKEFELLER, ET AL. V. ANIKA THERAPEUTICS, INC., J. MELVILLE ENGLE AND SEAN MORAN, Civil Action No. 00-11540-WGY. Each of these putative class action complaints encompassed the same class period and covered substantively identical allegations.

         4. On or about August 7, 2000, David and Vivian West, alleged members of the Class, filed a motion to have the Court appoint them to be Lead Plaintiffs, to appoint Berman, DeValerio & Pease LLP as Plaintiffs' Lead Counsel, as well as a motion for consolidation of the above cases. On or about September 13, 2000, this Court granted David and Vivian West's


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motions, consolidated the cases referred to in paragraphs 2 and 3, above, and recaptioned the consolidated Action IN RE ANIKA THERAPEUTICS, INC. SECURITIES LITIGATION, Civil Action No. 00-11127-WGY.

         5. On or about October 30, 2000, Lead Plaintiffs filed a Consolidated Amended Class Action Complaint in the Action. The Complaint alleges that the Defendants violated the federal securities laws by, INTER ALIA, making material misrepresentations and omissions in certain public disclosures during the period between April 15, 1998 and May 30, 2000. The alleged misrepresentations and omissions relate to the Company's historical revenue recognition policies and its restatement of revenues for fiscal year 1998 and the first three quarters of 1999.

         6. Following negotiations, the parties reached an agreement in principle on the terms of a settlement of the Action. Accordingly, the parties entered into a Memorandum of Understanding ("MOU") dated March 8, 2001. The MOU provides that the effectuation of the settlement contemplated thereunder is subject to, among other things, (i) the parties' execution of an appropriate Stipulation; (ii) certification of the Class for purposes of the Settlement;
(iii) Court approval of the Settlement; (iv) confirmatory discovery and (v) dismissal of the Action with prejudice and with each party bearing his/its own costs except as otherwise provided for herein.

         7. Solely for purposes of settlement and for carrying out the terms of this Stipulation, the parties have agreed to this Court's certification of the Class pursuant to Rule 23 of the Federal Rules of Civil Procedure.

         8. Defendants deny all liability with respect to the Action, deny that they have engaged in any wrongdoing, deny the allegations in the Complaint filed in the Action, deny that they committed any violation of law, deny that they acted improperly in any way, and deny


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liability of any kind to the plaintiffs named in the initial complaints, the
Lead Plaintiffs, the Class, or the Class Members, but have agreed to the settlement and dismissal of the Action with prejudice in order to: (i) avoid the substantial expense, inconvenience and distraction of protracted litigation; and
(ii) finally put to rest and terminate the Action and any and all Settled
Claims.

         9. Plaintiffs' Lead Counsel has conducted discussions and arms' length negotiations with Defendants' Counsel with respect to a compromise and settlement of the Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Lead Plaintiffs, the Class, and all Class Members.

         10. Plaintiffs' Lead Counsel has concluded that the terms and conditions of this Stipulation are fair, reasonable, and in the best interests of the Lead Plaintiffs, the Class, and all Class Members; have agreed that the Released Parties should be released from the Settled Claims pursuant to the terms and provisions of this Stipulation; and have agreed to the dismissal of the Action with prejudice, after considering the substantial benefits that the Lead Plaintiffs, the Class, and all Class Members will receive from settlement of the Action, the risks of litigation, and the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

         NOW, THEREFORE, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to the approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure and the Private Securities Litigation Reform Act of 1995, in consideration of the benefits flowing to the parties hereto from the Settlement, that the Settled Claims as against the Released Parties shall be compromised,

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settled, forever released, barred, and dismissed with prejudice, upon and subject to the following terms and conditions:

                      RELEASE; SCOPE AND EFFECT OF RELEASE

         1. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action with prejudice and of any and all Settled Claims as against all Released Parties.

         2. On the Effective Date, the Lead Plaintiffs, the Class, and the Class Members, on behalf of themselves, their heirs, executors, administrators, representatives, attorneys, successors, assigns, agents, affiliates and partners, and any Persons they represent ("Releasing Parties"), shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally and forever released, relinquished, and discharged the Released Parties of and from any and all of the Settled Claims, and the Releasing Parties shall forever be barred and enjoined from bringing or prosecuting any Settled Claim against any of the Released Parties.

                            SETTLEMENT CONSIDERATION

         3. Within ten (10) business days after the Court executes the Preliminary Approval Order, Defendants shall pay or cause to be paid $1,250,000.00 ("the Settlement Fund") into an interest bearing escrow account to be established by Plaintiffs' Lead Counsel. Plaintiffs' Lead Counsel shall administer the Settlement Fund. The Settlement Fund, less any amounts reasonably incurred for notice, administration, and/or taxes pursuant to the Stipulation, shall revert to the Defendant(s) making the payment of the settlement amount if the Settlement does not become effective.

         4. (a) The Settlement Fund, net of any taxes on the income thereof, shall be used to pay (i) the reasonable Notice and Administration Costs referred to in paragraph 6 hereof, and


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(ii) the award of attorneys' fees and reimbursement of expenses referred to in paragraph 7 hereof. The balance of the Settlement Fund after the above payments shall be distributed to the Authorized Claimants in this Action as provided in paragraphs 8-16 hereof. All funds held by Plaintiffs' Lead Counsel in the Settlement Fund shall be deemed to be IN CUSTODIA LEGIS and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned to Defendants pursuant to this Stipulation and/or further order of the Court. Plaintiffs' Lead Counsel shall invest any funds in excess of $50,000 in United States Government obligations with a maturity of 180 days or less, and shall collect and reinvest in the Settlement Fund all interest accrued thereon. Any funds held in escrow in an amount of less than $50,000 may be held in an interest bearing bank account insured by the Federal Deposit Insurance Corporation (FDIC).

             (b) The parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Income Tax Regulation ss. 1.468B-1 and that the Claims Administrator, as administrator of the Settlement Fund within the meaning of Income Tax Regulation ss. l.468B-2(k)(3), shall be responsible for filing tax returns for the Settlement Fund and paying from the Settlement Fund any taxes owed with respect to the Settlement Fund. Defendants' Counsel agree to provide promptly to Plaintiffs' Lead Counsel the statement described in Income Tax Regulation ss. 1.468B-3(e).

(i) ADMINISTRATION.

         5. The Claims Administrator shall administer the Settlement under Plaintiffs' Lead Counsel's supervision and subject to the jurisdiction of this Court. The allocation of the Settlement Fund among the Class Members shall be subject to a plan of allocation to be proposed by Plaintiffs' Lead Counsel and approved by the Court. Except as stated in the last sentence of


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this paragraph, Defendants shall have no responsibility for the administration of the Settlement, the maintenance or investments of the Settlement Fund, or distribution of the Settlement Fund, and shall have no liability to the Lead Plaintiffs, the Class, or any Class Member in connection with such administration or distribution or the maintenance or investment of the Settlement Fund. Defendants agree to provide Plaintiffs' Lead Counsel, within ten (10) business days after signing this Stipulation, such information from Defendants' stock transfer records concerning the identity of Class Members as made available by Defendants' stock transfer agent following request by Defendants as appropriate for providing Notice to the Class.

         6. Prior to the Effective Date, Plaintiffs' Lead Counsel may expend from the Settlement Fund, without further approval from the Defendants or the Court, up to the sum of $50,000.00 to pay the reasonable costs and expenses actually incurred in the administration of the Settlement, including without limitation the costs of identifying members of the Class, mailing the Notice, and publishing the Publication Notice. Such amounts shall include, without limitation, the reasonable actual costs of publication, printing and mailing the Notice, reasonable reimbursements to nominee owners for forwarding notice to their beneficial owners, and the reasonable administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the claims filed. All such amounts are the "Notice and Administration Costs." All Notice and Administration Costs shall be paid solely from the Settlement Fund, and none of the Defendants shall be required to pay any portion of the Notice and Administration Costs.

(ii) ATTORNEYS' FEES AND EXPENSES.

         7. Plaintiffs' Lead Counsel will apply to the Court for an award from the Settlement Fund of attorneys' fees and reimbursement of out-of-pocket expenses on behalf of plaintiffs'


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counsel. Defendants agree that they will take no position with regard to
Plaintiffs' Lead Counsel's application for an award of attorneys' fees and reimbursement of expenses. Such attorneys' fees and reimbursement of expenses as are awarded by the Court shall be paid from the Settlement Fund to Plaintiffs' Lead Counsel immediately upon entry by the Court of an order awarding them, notwithstanding the existence of any timely-filed objections thereto or potential for appeal therefrom, or collateral attack on the Settlement, subject to the joint and several obligation of all Plaintiffs' counsel to make appropriate refunds or repayments to the Settlement Fund plus accrued interest at the rate paid on the Settlement Fund by the financial institution holding it, if and when, as a result of any appeal and/or further proceedings on remand, or a successful collateral attack, the award is reduced or reversed or does not become final. All such attorneys' fees and reimbursement of expenses shall be paid solely from the Settlement Fund, and none of the Defendants shall be required to pay any portion of such attorneys' fees and reimbursement of expenses.

(iii) CLASS DISTRIBUTION.


         8. The Claims Administrator shall determine for each Authorized Claimant the appropriate PRO RATA share of the Settlement Fund, based upon each Authorized Claimant's Recognized Loss (as defined in the Plan of Allocation).

         9. Each Authorized Claimant shall be allocated a PRO RATA share of the Settlement Fund based on his or her Recognized Loss compared to the total Recognized Losses of all accepted claimants. In no case, however, shall an Authorized Claimant's PRO RATA share of the Settlement Fund be greater than such Authorized Claimant's Recognized Loss. The Claims Administrator shall pay each Authorized Claimant the appropriate distribution amount from the Settlement Fund, net of attorneys' fees, expenses, and other costs described above. If any funds remain in the Settlement Fund after all Authorized Claimants have been paid, then such funds shall be donated to charity.


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                        ADMINISTRATION OF THE SETTLEMENT

         10. Any Class Member who does not submit a Proof of Claim is not eligible to receive any portion of the Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred and enjoined from bringing or prosecuting any action against the Released Parties concerning the Settled Claims.

         11. Plaintiffs' Lead Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Settlement Fund by the Claims Administrator. Defendants shall have no responsibility for the administration of the Settlement or distribution of the Settlement Fund and shall have no liability to the Lead Plaintiffs, the Class, or any Class Member in connection with such administration or distribution. Plaintiffs' Lead Counsel shall have the right, but not the obligation, to waive what they deem to be formal or technical defects in any submitted Proof of Claim in the interests of achieving substantial justice.

         12. For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an "Authorized Claimant," the following conditions shall apply:

             (a) Each Class Member shall be required to submit a complete and executed Proof of Claim (see attached Exhibit 3 to Exhibit A), supported by such documents as are designated therein, including proof of the Class Member's loss, or such other documents or proof as Plaintiffs' Lead Counsel, in their discretion, may deem acceptable;

             (b) All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court. Any Class Member who fails to submit a Proof


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of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later-submitted Proof of Claim by such Class Member is approved), but otherwise shall be bound by all of the terms of this Stipulation and Settlement, including the terms of the Final Judgment to be entered in the Action and the releases provided for herein, and will be barred and enjoined from bringing or prosecuting any action against the Released Parties concerning the Settled Claims. A Proof of Claim shall be deemed to have been submitted when postmarked, if received with a postmark indicated on the envelope and if mailed first class, and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

             (c) Each Proof of Claim shall be submitted to the Claims Administrator and shall be reviewed by the Claims Administrator under the supervision of Plaintiffs' Lead Counsel, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

             (d) Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the Class Member submitting the Proof of Claim ("the Claimant") in order to remedy any curable deficiencies in the Proof of Claim submitted. The Claims Administrator, under supervision of Plaintiffs' Lead Counsel, shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim it proposes to reject in whole or in part, setting forth the reasons therefore, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below; and


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             (e) If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant's grounds for contesting the rejection, along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs' Lead Counsel shall thereafter present the notice and statement of reasons to the Court for its review.

         13. Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant's Proof of Claim, and the Proof of Claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant's status as a Class Member and the validity and amount of the Claimant's Proof of Claim. No discovery shall be allowed on the merits of the Action or the Settlement.

         14. Payment pursuant to this Stipulation shall be deemed final and conclusive against all Class Members. Any Class Member whose claim is rejected shall be barred from participating in distributions from the Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Final Judgment to be entered in the Action and the releases provided for herein, and will be barred and enjoined from bringing or prosecuting any action against the Released Parties concerning the Settled Claims.

         15. All proceedings with respect to the administration, processing, and determination of Claims described by paragraphs 8-16 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of any Proof of Claim, shall be subject to the jurisdiction of the Court.


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         16. The Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after: (i) all Claims have been processed, and all Claimants whose Proofs of Claim have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard, pursuant to this Stipulation and the Preliminary Approval Order, concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed Proofs of Claim have been resolved by the Court, and all appeals from such rulings by the Court have been resolved or the time for such appeal has expired; (iii) all matters with respect to attorneys' fees and reimbursement of expenses have been resolved by the Court, and all appeals from such rulings by the Court have been resolved or the time for such appeals has expired; and (iv) all costs of administration pursuant to the Stipulation have been paid.

                    RIGHT TO REQUEST EXCLUSION FROM THE CLASS

         17. Class Members shall have the right to request exclusion from the Class by submitting a written request for exclusion to Plaintiffs' Lead Counsel and Defendants' Counsel in accordance with procedures to be approved by the Court. Any Class Member who properly and timely requests exclusion from the Class shall not be bound by the Final Judgment and shall have no right to participate in any distribution from the Settlement Fund. In order to be effective, a request for exclusion ("Request for Exclusion") must be postmarked by the date set forth in the Preliminary Approval Order, must set forth the information required by the Preliminary Approval Order and must be signed by the Class Member seeking exclusion.


                                       16
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                      TERMS OF ORDER FOR NOTICE AND HEARING

         18. Concurrently with their filing of this Stipulation, Plaintiffs' Lead Counsel and Defendants' Counsel shall jointly apply to the Court for preliminary Court approval of the Settlement contemplated by this Stipulation and entry of a Preliminary Approval Order, substantially in the form appended hereto as Exhibit A.

                        TERMS OF ORDER AND FINAL JUDGMENT

         19. If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the parties shall request that the Court enter Final Judgment substantially in the form appended hereto as Exhibit B.

                               OPTION TO WITHDRAW

         20. Defendants shall have the option to withdraw from this Stipulation without prejudice if holders of a certain number of shares of Anika publicly-traded common stock as set forth in a letter agreement among counsel for the parties, purchased during the Class Period by members of the Class (which purchasers would otherwise be entitled to participate as members of the Class), timely and validly request exclusion from the Class pursuant to the Preliminary Approval Order. The procedure for making such an election is as follows:

         (a) Plaintiffs' Lead Counsel and/or the Claims Administrator will inform Defendants' Counsel no later than fourteen (14) days before the Settlement Hearing of the number of Class Members who requested exclusion from the Class and the number of shares purchased by each such Class Member during the Class Period.

         (b) Such option to withdraw shall be exercised by serving written notice, signed by Defendants' Counsel, upon Plaintiffs' Lead Counsel, but not fewer than four (4) business days before the Settlement Hearing.


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         (c) If Defendants exercise their option to withdraw from the Settlement as provided herein, this Stipulation will be null and void and of no further force and effect, except that the provisions of paragraphs 23 and 24 will survive and apply.

               EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

         21. The Effective Date of Settlement shall be the date when all the following shall have occurred:

             (a) entry of the Preliminary Approval Order in all material respects in the form appended hereto as Exhibit A;

             (b) approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and

             (c) entry by the Court of Final Judgment, in all material respects in the form appended hereto as Exhibit B, and the expiration of any time for appeal or review of such Final Judgment, or, if any appeal is filed and not dismissed, after such Final Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari, or, in the event that the Court enters an order and final judgment in a form other than that provided above ("Alternative Judgment") and none of the parties hereto elects to terminate this Settlement, the date that such Alternative Judgment becomes final and no longer subject to appeal or review by writ of certiorari.

         22. Defendants' Counsel or Plaintiffs' Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so ("Termination Notice") to all other parties hereto within thirty days of (a) the Court's declining to enter the Preliminary Approval Order or modification of that Preliminary Approval Order in any material respect; (b) the Court's declining to approve the Settlement embodied in this


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Stipulation, or any material part of it; (c) the Court's declining to enter the
Final Judgment or modification of the Final Judgment in any material respect;
(d) the date upon which the Final Judgment is modified, reversed, or vacated in any material respect by the Court, the Court of Appeals or the United States Supreme Court; or (e) the date upon which an Alternative Judgment is modified, reversed, or vacated in any material respect by the Court, the Court of Appeals or by the United States Supreme Court.

         23. Except as otherwise provided herein, in the event the Settlement is terminated or modified in any material respect or fails to become effective for any reason, then the Settlement shall be without prejudice and none of its terms shall be effective or enforceable; the parties to this Stipulation shall be deemed to have reverted to their respective status in the Action as of the date and time immediately prior to the execution of this Stipulation; except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered; and any portion of the Settlement Fund previously paid by Defendants, together with any interest earned thereon, less any taxes due with respect to such income and less Notice and Administration Costs actually incurred and paid or payable from the Settlement Fund pursuant to this Stipulation, shall be returned to such Defendant(s) as paid the settlement amount into the Settlement Fund. In the event the Settlement is terminated or modified in any material respect, the Defendants shall be deemed to have retained all rights to object to the maintenance of the Action as a class action or the appropriateness of the Lead Plaintiffs as class representatives pursuant to Rule 23 of the Federal Rules of Civil Procedure and shall further be deemed not to have waived, modified, or be estopped from asserting any additional defenses available to them.

                           NO ADMISSION OF WRONGDOING

         24. This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

             (a) shall not be offered or received against the Defendants as evidence of, or construed as or deemed to be evidence of, any presumption, concession, or admission by any of the Defendants of the truth of any fact alleged by the Plaintiffs or the validity of any claim that had been or could have been asserted in the Action or in any litigation, whether directly or derivatively, or the deficiency of any defense that has been or could have been asserted in the Action, or of any liability, negligence, fault, or wrongdoing of the Defendants;

             (b) shall not be offered or received against the Defendants as evidence of a presumption, concession, or admission of any fault, misrepresentation, or omission with respect to any statement or written document approved or made by any Defendant, or against the Plaintiffs and the Class as evidence of any infirmity in the claims of the Plaintiffs and the Class;

             (c) shall not be offered or received against the Defendants as evidence of a presumption, concession, or admission of any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal, or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it and rely upon it to effectuate the liability protection granted them hereunder; and

             (d) shall not be construed against the Defendants or the Plaintiffs and the Class as an admission or concession that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial.

                            MISCELLANEOUS PROVISIONS

         25. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

         26. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or that could be or could have been asserted by the Lead Plaintiffs, the Class, and/or any of the Class Members against the Released Parties with respect to the Settled Claims. Accordingly, the Defendants agree not to assert that the litigation was brought in bad faith or without a reasonable basis. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arms' length in good faith by the parties, and reflect a settlement that was reached voluntarily by the parties after consultation with their respective experienced legal counsel. The parties will propose to the Court an agreed upon Final Judgment, which will contain a finding that, at all times during the litigation, all parties hereto and their counsel complied with Fed. R. Civ. P. 11.

         27. This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.

         28. The headings herein are used for the purpose of convenience only and are not intended to have legal effect.

         29. The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys' fees and reimbursement of expenses to Plaintiffs' counsel and enforcing the terms of this Stipulation.

         30. The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

         31. This Stipulation and its exhibits constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto other than those contained and memorialized in such documents.

         32. This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

         33. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         34. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the Commonwealth of Massachusetts without regard to conflicts of laws, except to the extent that preemption by federal law requires that federal law govern.

         35. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized by the parties that this Stipulation is the result of arms' length negotiations between the parties and that all parties have contributed substantially and materially to the preparation of this Stipulation.

         36. All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

         37. Plaintiffs' Lead Counsel and Defendants' Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Order in Connection with the Settlement Proceedings, the Stipulation and Agreement of Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

Dated:  May 25, 2001

                                     BERMAN, DEVALERIO & PEASE LLP



                                     By: /s/ KATHLEEN M. DONOVAN-MAHER
                                         -----------------------------
                                         Glen DeValerio, BBO #122010
                                         Kathleen M. Donovan-Maher, BBO #558947
                                         One Liberty Square
                                         Boston, MA  02109
                                         (617) 542-8300

                                     PLAINTIFFS' LEAD COUNSEL


LAW OFFICES OF CHARLES J. PIVEN
Charles J. Piven
The World Trade Center, Suite 2525
401 E. Pratt Street
Baltimore, MD 21202
(410) 332-0030

LAW OFFICES OF LEO W. DESMOND
Leo W. Desmond
2161 Palm Beach Lake Blvd., Suite 204
W. Palm Beach, FL 33409
(561) 712-8000

RABIN & PECKEL LLP
Brian Murray
275 Madison Avenue
New York, NY 10016
(212) 682-1818

WOLF HALDENSTEIN ADLER FREEMAN & HERZ
Peter C. Harrar
270 Madison Avenue
New York, NY 10016
(212) 545-4600

ADDITIONAL PLAINTIFFS' COUNSEL


                                          GOODWIN PROCTER LLP


                                          By: /s/ GUS P. COLDEBELLA
                                              ---------------------
                                              Stephen D. Poss, P.C. BBO #551760
                                              Gus P. Coldebella BBO #566918
                                              Exchange Place
                                              Boston, MA  02109
                                              (617) 570-1000

                                          COUNSEL FOR DEFENDANTS ANIKA
                                          THERAPEUTICS, INC., J. MELVILLE ENGLE
                                          AND SEAN MORAN